Exhibit 10.22

ESI EXECUTIVE

DEFERRED BONUS COMPENSATION PLAN

2008 Restatement

ARTICLE I

Nature and Purpose of Plan

1.1     Nature. The Plan was established by the Company, effective March 15, 2000, as an unfunded, non-qualified deferred compensation plan for a select group of management and highly compensated employees of the Company. The Plan is hereby restated in its entirety, effective January 1, 2008.

1.2          Purposes. The purpose of the Plan is to provide Eligible Employees with an opportunity to defer all or a portion of their Bonus.

ARTICLE II

Definitions and Rules of Construction

2.1          Definitions. As used in the Plan, the following words and phrases, when capitalized, have the following meanings:

(a)          “Account” means, with respect to a Participant, a bookkeeping account reflecting the amount of the Participant's Bonus deferred under the Plan and, where applicable, interest credited on deferred amounts.

(b)          “Beneficiary” means the person or persons designated to receive benefits under the Plan in the event of a Participant's death.

(c)          “Board” means the Board of Directors of the Company.

(d)          “Bonus” means the annual bonus compensation earned by an Eligible Employee for a Plan Year under the Bonus Plan.

(e)          “Bonus Plan” means, with respect to a calendar year, the annual incentive bonus plan established by the Company.

(f)           “Cash Bonus” means, with respect to an Eligible Employee for a Plan Year, the portion of the Eligible Employee’s Bonus that is payable in cash under the terms of the Bonus Plan.

(g)          “Code" means the Internal Revenue Code of 1986, as amended from time to time, and interpretive rules and regulations.

(h)          “Committee” means the committee appointed by the Company pursuant to Article IV to administer the Plan.

(i)          “Company” means ITT Educational Services, Inc.

(j)           “Deferred Cash Account” means the Account maintained by the Company to reflect the amount of Cash Bonus and interest credited to a Participant's Account pursuant to Section 5.2.

(k)          “Deferred Share Account” means the Account maintained by the Company to reflect the Shares and dividends credited to a Participant's Account pursuant to Section 5.3.

(l)           “Eligible Employee” means an Employee who is (1) a highly compensated Employee within the meaning of Code section 414(q), and (2) designated by the compensation committee of the Board pursuant to Article III as a key management Employee who is eligible to participate in the Plan.

(m)         “Employee” means any person employed by ESI as a salaried employee, who receives compensation from ESI that ESI initially reports on a Federal Wage and Tax Statement (Form W-2).

(n)         “ESI” means the Company and all Related Employers.

(o)          “Exchange Act” means the Securities Exchange Act of 1934, as amended, and its interpretive rules and regulations.

(p)          “Fair Market Value” means, with respect to Shares, the last sale price on the applicable date (or if there is no reported sale on such date, on the last preceding date on which any reported sale occurred) of one Share on the principal exchange on which Shares are listed, or if not listed on any exchange, on the Nasdaq National Market System or any similar system then in use, or if Shares are not listed on the Nasdaq National Market System, the mean between the closing high bid and low asked quotations of one Share on the date in question as reported by Nasdaq or any similar system then in use, or, if no quotations are available, the Fair Market Value on such date of one Share as the Board shall determine.

(q)          “Participant” means an Eligible Employee who elects to defer all or a portion of his Bonus under the Plan.

(r)           “Plan” means the ESI Executive Deferred Bonus Compensation Plan, as set forth in this document, as amended from time to time.

(s)           “Plan Year” means the calendar year.

(t)           “Related Employer” means any employer that, together with the Company, is under common control or a member of an affiliated service group, as determined under

Code sections 414(b), (c), (m), and (o), except that in applying Code sections 1563(a)(1), (2), and (3) for purposes of determining a controlled group of corporations under Code section 414(b), the language "at least 50%" will be used instead of "at least 80%" each place it appears in Code sections 1563(a)(1), (2), and (3), and in applying §1.414(c)-2 for purposes of determining trades or business (whether or not incorporated) that are under common control for purposes of Code section 414(c), "at least 50%" will be used instead of "at least 80%" each place it appears in §1.414(c)-2.

(u)          “Section 409A Standards” means the applicable requirements and standards for non-qualified deferred compensation plans established by Code section 409A.

(v)          “Separation From Service” means, with respect to a Participant, the Participant's death, retirement, or other termination of employment with the Company and all Related Employers. Whether a Separation From Service has occurred will be determined in accordance with the Section 409A Standards, including §1.409A-1(h).

(w)          “Share” means a share of the $.01 par value common stock of the Company.

(x)          “Specified Employee” has the meaning given in Code section 409A(a)(2)(B)(i). The determination of which individuals are Specified Employees will be made in accordance with such rules and practices, consistent with the Section 409A Standards, as are established from time to time by the Board, or its designee, in its discretion.

(y)          “Stock Bonus” means, with respect to an Eligible Employee for a Plan Year, that portion of the Eligible Employee’s Bonus that is payable in Shares under the terms of the Bonus Plan.

2.2          Rules of Construction. The following rules of construction will govern in interpreting the Plan:

(a)          Words used in the masculine gender will be construed to include the feminine gender, where appropriate.

(b)          Words used in the singular will be construed to include the plural, where appropriate, and vice versa.

(c)          If any provision of the Plan is held to be illegal or invalid for any reason, that provision shall be deemed to be null and void, but the invalidation of that provision will not otherwise impair or affect the Plan.

(d)          The Plan, and all deferral elections under Plan, will be effected, construed, interpreted, and applied in a manner consistent with Section 409A Standards. To the extent that any terms of the Plan or a deferral election would subject any Participant to gross income inclusion, interest, or additional tax pursuant to Code section 409A, those terms are to that extent superseded by the applicable Section 409A Standards.

ARTICLE III

Eligibility and Participation

3.1          Eligibility. The Plan is intended to be an unfunded plan of deferred compensation for a select group of management and highly compensated Employees. An Employee will be an Eligible Employee and thereby eligible for membership in this Plan only if (1) the Employee is a highly compensated Employee within the meaning of Code section 414(q); and (2) the Employee is designated by the compensation committee of the Board as a key management Employee who is eligible to participate in the Plan.

3.2          Participation. An Eligible Employee will become a Participant by filing an election form in accordance with the provisions of Section 5.1. A Participant will remain a Participant until the Participant has received all payments to which the Participant is entitled under the terms of the Plan.

ARTICLE IV

Plan Administration

4.1          The Committee. The Plan will be administered by the ESI Benefit Plan Administration & Investment Committee.

4.2          Authority of the Committee. The Committee has sole discretion to make all determinations that may be necessary or advisable for the administration of the Plan, including the discretionary authority to interpret the provisions of the Plan. All determinations and decisions made by the Committee pursuant to the provisions of the Plan, and all related orders or resolutions of the Board, shall be final, conclusive and binding upon all persons, including the Company, ESI, Participants, and their estates and beneficiaries.

4.3          Section 16 Compliance. It is the intention of the Company that the Plan and the administration of the Plan comply in all respects with Section 16(b) of the Exchange Act. If any Plan provision, or any aspect of the administration of the Plan, is found not to be in compliance with Section 16(b) of the Exchange Act, the provision or administration will be deemed null and void, and in all events the Plan will be construed in favor of meeting the requirements of Rule 16b-3 promulgated under the Exchange Act.

ARTICLE V

Deferral Elections

5.1          Making of Election. Prior to the beginning of each Plan Year, each Eligible Employee may elect in writing, in the manner and on the form prescribed by the Committee, to defer payment of all or a portion of the Employee's Cash Bonus and Stock Bonus attributable to services performed for the Plan Year, provided that any deferral of Cash Bonus pursuant to this Section must be made in increments of 25%, and any deferral of Stock Bonus pursuant to this Section must be made in increments of 25%. An Eligible Employee’s election to defer a portion of his Bonus for a Plan Year must specify the payment option selected by the Eligible Employee pursuant to Section 6.1. Any election made by an Eligible Employee pursuant to this Section 5.1 for a Plan Year will become irrevocable on the day prior to the first day of the Plan Year.

5.2          Deferred Cash Account. A Participant's Deferred Cash Account will be credited with the Cash Bonus deferred on behalf of the Participant pursuant to Section 5.1, as of the date the Cash Bonus would have been paid to the Participant in the absence of a deferral election. Interest will be credited to each Deferred Cash Account at the rate of six percent (6%) compounded annually. This assumed interest shall be compounded annually and treated as earned from the date deferred cash is credited to the Deferred Cash Account to the date of distribution.

5.3          Deferred Share Account. A Participant's Deferred Share Account will be credited with that number of Shares otherwise payable to the Eligible Employee pursuant to the Bonus Plan, but deferred under Section 5.1, as of the date the Shares would have been issued to the Participant in the absence of a deferral election. A Participant’s Deferred Share Account will also be credited with cash amounts equal to any cash dividends attributable to the number of Shares credited to the Participant's Deferred Share Account as of the record date set by the Board for the payment of dividends. Each January 1 and July 1, additional Shares will be credited to a Participant's Deferred Share Account equal to the whole number obtained by dividing the amount of cash credits in the Participant's Deferred Share Account as of that date by the Fair Market Value of a Share on that date.

5.4          Annual Statement. Within 90 days following the end of each Plan Year, the Company will provide to each Participant a written statement reflecting the amount of cash and Shares credited to the Participant's Accounts.

ARTICLE VI

Payment of Deferred Amounts

6.1          Payment Options. In each deferral election that a Participant makes pursuant to Section 5.1, the Participant will elect a payment option from the payment options described below. The payment options from which the Participant may choose are the following:

(a)          a lump sum payable within 60 days after the Participant's Separation From Service; or

(b)          a lump sum payable in January of the calendar year irrevocably designated by the Participant at the time he files his written election under Section 5.1, which can be no earlier that the second calendar year after the year in which the Bonus is determined.

If a Participant fails to elect a payment option, the Participant will be deemed to have elected the payment option specified in paragraph (a) above. In all cases, payment from a Participant’s Deferred Cash Account will be made in cash, and payment from a Participant’s Deferred Share Account will be made in Shares, except for any remaining cash dividends credited to the Deferred Share Account, which will be paid in cash.

6.2          Payments to Participants. Except as provided in paragraphs (a) and (b) below, payment will be made to a Participant in accordance with the Participant's election(s) under Section 6.1:

(a)          Notwithstanding any election made by the Participant pursuant to Section 6.1, if at the time of the Participant's Separation From Service the total value of the Participant's Accounts does not exceed the applicable dollar amount under Code section 402(a)(1)(B), the total balance of the Participant's Accounts will be paid in a lump sum within 60 days following the Participant's Separation From Service, except as otherwise provided in paragraph (b) below.

(b)          Notwithstanding any other provision of the Plan, if a Participant is a Specified Employee at the time of his Separation From Service, then except as provided in Section 6.3, any amounts otherwise payable on account of the Participant's Separation From Service will be paid on the first day that is six months after the date on which the Participant's Separation From Service occurs.

6.3          Payment Upon Death. If a Participant dies before all amounts due to him under the Plan have been paid, then within 60 days following the Participant’s death, the unpaid balance credited to the Participant’s Accounts will be paid in a lump sum to the Participant’s Beneficiary. Payment from the Participant’s Deferred Cash Account will be made in cash, and payment from a Participant’s Deferred Share Account will be made in Shares, except for any remaining cash dividends credited to the Deferred Share Account, which will be paid in cash. A Participant may designate a Beneficiary or Beneficiaries under the Plan to receive payment of the Participant's Accounts upon the Participant's death by submitting a Beneficiary designation form to the Committee, in the form and manner prescribed by the Committee. If no designated Beneficiary or Beneficiaries survive the Participant, the Participant's estate will be the Participant's Beneficiary.

ARTICLE VII

Miscellaneous

7.1          No Assignment of Benefits. No payee may assign any payment due him under the Plan. No benefits at any time payable under the Plan will be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, attachment, garnishment, levy, execution, or other legal or equitable process, or encumbrance of any kind. Any attempt to alienate, sell, transfer, assign, or otherwise encumber any Plan benefit, whether payable presently or in the future, will be void.

7.2          Amendment or Termination. The Board or its designee may at any time and from time to time and in any respect amend or modify this Plan; provided, however, that any amendments requiring shareholder approval in order to maintain the exemption of the Plan under Rule 16b-3 of the Exchange Act (the "Rule"), as in effect from time to time, shall be subject to approval by the shareholders of the Company in the manner required by the Rule. No amendment, modification or termination of the Plan will, without the consent of a Participant, reduce the benefits that a Participant has already accrued under the Plan.

7.3          Participant's Rights Unsecured. The right of any Participant to receive payment of deferred amounts under the provisions of the Plan will be an unsecured claim against the general assets of the Company. The maintenance of individual Participant Accounts is for bookkeeping purposes only. The Company is not obligated to acquire or set aside particular assets for the discharge of its obligations, nor will any Participant have any property rights in any particular assets held by the Company, whether or not held for the purpose of funding the Company's obligations under the Plan.

7.4          Tax Withholding. The Company will withhold from any payment made under the Plan such amounts as may be required by applicable federal, state, or local laws.

7.5          Governing Law. To the extent not preempted by federal law, this Plan will be governed by, and construed in accordance with, the laws of Indiana, with regard to its conflict of law rules.

                              IN WITNESS WHEREOF, the Company has caused the 2008 restatement of the Plan to be executed this 19th day of December, 2007.

ITT EDUCATIONAL SERVICES, INC.

By: /s/ Nina F. Esbin

Printed Name: Nina F. Esbin

Title: Senior Vice President Human Resources